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                                                                     EXHIBIT 5.1

April 22, 1994

K N Energy, Inc.
370 Van Gordon Street
P. O. Box 281304
Lakewood, Colorado 80228-8304

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of K N Energy, Inc., a Kansas corporation (the "Company"), and have acted in such capacity in connection with the registration of an aggregate of 14,000,000 shares of Common Stock, $5.00 par value (the "Common Stock"), of the Company, pursuant to a Joint Proxy Statement/Prospectus (the "Prospectus") concerning the proposed merger of KNE Acquisition Corporation, a wholly-owned subsidiary of the Company ("Sub"), with and into American Oil and Gas Corporation ("AOG") and the conversion of each outstanding share of AOG into 0.47 of a share of Common Stock, as more fully set forth in that certain Agreement of Merger, dated March 24, 1994, among the Company, Sub and AOG, forming a part of the Registration Statement on Form S-4, which is being filed herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     In connection herewith, I have examined the Restated Articles of Incorporation and the By-laws of the Company, each as amended to the date hereof, the records of corporate proceedings which have occurred prior to the date hereof with respect to such offering, the Registration Statement, and such other certificates, instruments, documents and records of the Company as I have deemed necessary, and I have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock being registered pursuant to such Registration Statement will be, when issued, validly issued, fully paid and non-assessable.

     In rendering the opinion expressed above, I have relied on the opinion dated today (a copy of which is filed as Exhibit 5.2 to the Registration Statement) of Glaves, Irby and Rhoades as to the matters of Kansas law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                          Very truly yours,

                                          /s/ William S. Garner, Jr.

                                          William S. Garner, Jr.
                                          Vice President, General Counsel
                                          and Secretary